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Exhibit 99(a)(1)(F)

INSTRUCTIONS FOR TENDER THROUGH CONDITIONAL EXERCISE OF OPTIONS

(Note: Before completing the Option Election Form, you should carefully read these instructions and the Offer to Purchase.)

THE OPTION ELECTION FORM MUST BE RECEIVED BY ACTIVISION BLIZZARD, INC.
(WHICH WILL TRANSMIT IT TO THE DEPOSITARY) BEFORE 5:00 P.M., NEW YORK TIME,
ON WEDNESDAY, AUGUST 13, 2008. YOU MUST SIGN AND COMPLETE THE OPTION
ELECTION FORM FOR YOUR DIRECTION TO BE VALID.

Send the Option Election Form to:

By Mail, By Overnight Courier or By Hand Delivery:	By Facsimile Transmission:
Stock Administration
Activision Blizzard, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405	Stock Administration Activision Blizzard, Inc. Fax: (310) 255-2176

Note: Delivery of the Option Election Form to an address or a facsimile number other than as set forth above will not constitute a valid delivery.

        By signing the Option Election Form, you acknowledge receipt of the Offer to Purchase, dated July 16, 2008 (the "Offer to Purchase"), with respect to the tender offer by Activision Blizzard, Inc., a Delaware corporation ("Activision Blizzard," "we," "us" or the "Company"), to purchase up to 146.5 million shares of its common stock, par value $0.000001 per share (the "Common Stock"), or such lesser number of shares as is properly tendered and not properly withdrawn, at a price of $27.50 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Capitalized terms not defined herein have the meaning ascribed thereto in the Offer to Purchase.

        1.     You should complete the Option Election Form if you wish to (a) conditionally exercise some or all of your outstanding options to purchase shares of Activision Blizzard's Common Stock that are currently vested or will vest prior to the expiration of the tender offer (the "Options"), and (b) instruct Activision Blizzard to tender all of the shares issuable upon such conditional exercise (the "Option Shares"), pursuant to the terms and subject to the conditions set forth in the Offer to Purchase. All Option Shares acquired in the tender offer will be acquired at the same purchase price. By signing the Option Election Form, you agree that, if any properly tendered and not properly withdrawn Option Shares are accepted for purchase by Activision Blizzard, you will receive a cash payment equal to (a) the number of Option Shares that are accepted for purchase, multiplied by (b) the purchase price of $27.50 per share, net to the tendering stockholder in cash, less the Option exercise price for such Option Shares and any applicable withholding taxes and without interest, and you further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase. You also agree that, during the term of the tender offer, you will NOT submit any other notice to exercise the Options you have previously submitted for tender until or unless you withdraw your offer to tender.

        2.     By signing the Option Election Form, you acknowledge that Activision Blizzard is allowing you to conditionally exercise your Options for the purpose of allowing you to tender Option Shares in the tender offer. Further, by signing the Option Election Form, you acknowledge that if, after taking into account proration in the event that the tender offer is oversubscribed, Activision Blizzard purchases less than all of your Option Shares, your remaining Options will not be considered to have been exercised and will remain outstanding. You acknowledge that the Options will be exercised in the order designated by you in the Option Election Form. In addition, you acknowledge that if you do not designate the order in which you wish to have your Options exercised, your vested Options will be exercised in the order of increasing exercise price starting with the lowest price.

        3.     Conditional exercises of Options and tenders of Option Shares pursuant to the tender offer may be withdrawn at any time prior to 5:00 p.m., New York time, on Wednesday, August 13, 2008. If the tender offer is extended, you must ensure that Activision Blizzard receives any notice of withdrawal before the new expiration time. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by Activision Blizzard at the address indicated above. Any such notice of withdrawal must: (a) specify the name and social security or employee number, as the case may be, of the Option holder who has made the instruction that is being withdrawn, (b) specify the number of Options or Option Shares, as the case may be, to be withdrawn, and (c) be signed by the Option holder in the same manner as the original signature on the Option Election Form by which the instruction that is being withdrawn was made. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. None of the Company, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        4.     The Option Election Form must be received by Activision Blizzard (for transmission to the Depositary) before 5:00 p.m., New York time, on Wednesday, August 13, 2008, unless Activision Blizzard extends the tender offer, in which case your instructions must be received before the new expiration time. You must sign and complete the Option Election Form for your direction to be valid.

General Terms and Conditions of the Offer:

NOTE: BY SIGNING THE OPTION ELECTION FORM, YOU ALSO AGREE TO THE
FOLLOWING TERMS AND CONDITIONS WHICH SHALL NOT BE CONSTRUED TO LIMIT
IN ANY WAY THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO
PURCHASE OR THE OPTION ELECTION FORM.

        1.     You will, upon request, execute and deliver any additional documents deemed by the Depositary or Activision Blizzard to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered hereby and have read, understand and agree with all of the terms and conditions of the Offer to Purchase.

        2.     You understand that the conditional exercise of Options and the tender of Option Shares pursuant to the procedures described in the Offer to Purchase and in the Instructions for Tender through Conditional Exercise of Options will constitute an agreement between you and Activision Blizzard, upon the terms and subject to the conditions of the Offer to Purchase.

        3.     All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligations hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein or in the Offer to Purchase, your tender of Option Shares is irrevocable.

        4.     Activision Blizzard will pay any stock transfer taxes with respect to the sale and transfer of any Option Shares to it or its order pursuant to the Offer to Purchase. You understand that (a) the purchase price (less any applicable withholding taxes and without interest) will be paid to you (you cannot elect to have the purchase price paid to another person); and (b) you will be responsible for paying federal and state income taxes arising from the exercise of the Options and the sale of the Option Shares in the tender offer.

        5.     Non-United States Option holders will be subject to United States withholding tax at a rate of 30% (or a lower rate provided by an applicable tax treaty) on the total sale price paid to them for the Option Shares pursuant to the Offer to Purchase. See Section 13 of the Offer to Purchase.

        6.     All questions as to the number of Option Shares accepted, the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Option Shares will be determined by Activision Blizzard in its sole discretion, which determinations will be final and binding on all parties. Activision Blizzard reserves the absolute right to reject any or all tenders of Option Shares it determines not to be in proper form, or the acceptance for payment of or payment for which may, in the opinion of Activision Blizzard's counsel, be unlawful. Activision Blizzard also reserves the right to waive, with the prior consent of Vivendi S.A. (which consent will not be unreasonably withheld, conditioned or delayed), any of the conditions of the tender offer prior to the Expiration Time (as that term is defined in the Offer to Purchase), or any defect or irregularity in any tender with respect to any particular Options Shares or any particular Option holder, and the Company's interpretation of the terms of the tender offer (including these Instructions for Tender through Conditional Exercise of Options) will be final and binding on all parties. No tender of Option Shares will be deemed to have been properly made until all defects and irregularities have been cured by the Option holder having tendered the Option Shares or waived by Activision Blizzard. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Activision Blizzard determines. None of Activision Blizzard, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. By tendering Option Shares to the Company, you agree to accept all decision the Company makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

        7.     By signing the Option Election Form, you agree that, if the net cash proceeds from the purchase of your Option Shares are insufficient to cover the related Option exercise price and to pay applicable withholding taxes, you will, immediately upon request by Activision Blizzard, forward to Activision Blizzard a check in an amount sufficient to cover any such shortfall.

        8.     If the Option Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary capacity, such person should so indicate when signing, and proper evidence satisfactory to Activision Blizzard of the authority of such person so to act must be submitted with the Option Election Form.

        9.     Questions and requests for assistance or additional copies of the Offer to Purchase and these Instructions for Tender Through Conditional Exercise of Options should be directed to Activision Blizzard, Inc., Stock Administration, at (310) 255-2528.

NOTE: ACTIVISION BLIZZARD WILL REJECT (OR NOT ACCEPT) ANY CONDITIONAL
EXERCISE OF ANY OPTION THAT EXPIRES, IS CANCELLED OR FORFEITED PRIOR TO THE
EXPIRATION TIME OF THE TENDER OFFER AT 5:00 P.M., NEW YORK TIME,
ON WEDNESDAY, AUGUST 13, 2008.

TO CONFIRM YOUR OPTION STATUS, YOU MAY REQUEST A CURRENT SUMMARY OF YOUR OPTIONS BY CONTACTING ACTIVISION BLIZZARD AT (310) 255-2528 OR BY EMAIL AT STOCKADMIN@ACTIVISION.COM

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INSTRUCTIONS FOR TENDER THROUGH CONDITIONAL EXERCISE OF OPTIONS